Filed Pursuant to Rule 433

Registration No. 333-194298

GILEAD SCIENCES, INC.

PRICING TERM SHEET

Dated September 15, 2016

Issuer:	Gilead Sciences, Inc.

Title of Securities:

1.950% Senior Notes due 2022 (the “2022 Notes”)

2.500% Senior Notes due 2023 (the “2023 Notes”)

2.950% Senior Notes due 2027 (the “2027 Notes”)

4.000% Senior Notes due 2036 (the “2036 Notes”)

4.150% Senior Notes due 2047 (the “2047 Notes”)

Principal Amount:	2022 Notes: $500,000,000 2023 Notes: $750,000,000 2027 Notes: $1,250,000,000 2036 Notes: $750,000,000 2047 Notes: $1,750,000,000

Trade Date:	September 15, 2016

Original Issue Date (Settlement Date):	September 20, 2016

Maturity Date:	2022 Notes: March 1, 2022 2023 Notes: September 1, 2023 2027 Notes: March 1, 2027 2036 Notes: September 1, 2036 2047 Notes: March 1, 2047

Interest Rate:	2022 Notes: 1.950% 2023 Notes: 2.500% 2027 Notes: 2.950% 2036 Notes: 4.000% 2047 Notes: 4.150%

Price to Public:	2022 Notes: 99.769% 2023 Notes: 99.646% 2027 Notes: 99.974% 2036 Notes: 99.430% 2047 Notes: 99.283%

Yield to Maturity:	2022 Notes: 1.995% 2023 Notes: 2.556% 2027 Notes: 2.953% 2036 Notes: 4.042% 2047 Notes: 4.192%

Spread to Benchmark Treasury:	2022 Notes: 80 basis points 2023 Notes: 105 basis points 2027 Notes: 125 basis points 2036 Notes: 157 basis points 2047 Notes: 172 basis points

Benchmark Treasury:	2022 Notes: 1.125% due August 31, 2021 2023 Notes: 1.375% due August 31, 2023 2027 Notes: 1.500% due August 15, 2026 2036 Notes: 2.500% due May 15, 2046 2047 Notes: 2.500% due May 15, 2046

Benchmark Treasury Price /Yield:	2022 Notes: 99-21 1⁄4 / 1.195% 2023 Notes: 99-04+ / 1.506% 2027 Notes: 98-05 / 1.703% 2036 Notes: 100-18+ / 2.472% 2047 Notes: 100-18+ / 2.472%

Interest Payment Dates:

2022 Notes: March 1 and September 1, commencing March 1, 2017

2023 Notes: March 1 and September 1, commencing March 1, 2017

2027 Notes: March 1 and September 1, commencing March 1, 2017

2036 Notes: March 1 and September 1, commencing March 1, 2017

2047 Notes: March 1 and September 1, commencing March 1, 2017

Make-Whole Call:

2022 Notes: At any time prior to February 1, 2022 at a discount rate of Treasury plus 12.5 basis points;

2023 Notes: At any time prior to July 1, 2023 at a discount rate of Treasury plus 15 basis points;

2027 Notes: At any time prior to December 1, 2026 at a discount rate of Treasury plus 20 basis points;

2036 Notes: At any time prior to March 1, 2036 at a discount rate of Treasury plus 25 basis points;

2047 Notes: At any time prior to September 1, 2046 at a discount rate of Treasury plus 25 basis points;

Par Call:	2022 Notes: On or after February 1, 2022 2023 Notes: On or after July 1, 2023 2027 Notes: On or after December 1, 2026 2036 Notes: On or after March 1, 2036 2047 Notes: On or after September 1, 2046

CUSIP / ISIN:	2022 Notes: 375558 BH5 / US375558BH51 2023 Notes: 375558 BL6 / US375558BL63 2027 Notes: 375558 BM4 / US375558BM47 2036 Notes: 375558 BJ1 / US375558BJ18 2047 Notes: 375558 BK8 / US375558BK80

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

J.P. Morgan Securities LLC

Barclays Capital Inc. (2036 Notes, 2047 Notes)

Goldman, Sachs & Co. (2036 Notes, 2047 Notes)

Wells Fargo Securities, LLC (2036 Notes, 2047 Notes)

HSBC Securities (USA) Inc. (2022 Notes, 2023 Notes, 2027 Notes)

Mizuho Securities USA Inc. (2022 Notes, 2023 Notes, 2027 Notes)

SMBC Nikko Securities America, Inc. (2022 Notes, 2023 Notes, 2027 Notes)

Co-Managers:

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Lazard Frères & Co. LLC

Evercore Group L.L.C.

The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or calling J.P. Morgan Securities LLC at 1-212-834-4533.

This pricing term sheet supplements the Preliminary Prospectus Supplement issued by Gilead Sciences, Inc. on September 15, 2016 relating to its Prospectus dated March 4, 2014.